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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                                         June 16, 2005
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                         Parkvale Financial Corporationccc
                  declares regular quarterly cash dividend and
                announces extension of stock repurchase program

         Parkvale Financial Corporation, Monroeville, PA (NASDAQ: PVSA) announced that at its meeting held on June 16, 2005 the Board of Directors declared a quarterly cash dividend of $0.20 per share to stockholders of record at the close of business on June 30, 2005, payable on July 27, 2005.

         Parkvale also announced the extension of its current stock repurchase program that was scheduled to expire on June 30, 2005. The repurchase program authorized the repurchase of up to 218,400 shares to be made in fiscal 2005. To date, the repurchase program has resulted in the acquisition of 2,650 shares at an average price of $26.55. Parkvale has authorized the extension of its current repurchase program through June 30, 2006 for the remaining 215,750 shares, representing 3.84% of the Company's outstanding common stock. The repurchases will be made periodically throughout fiscal 2006 at prevailing market prices in open-market transactions. Robert J. McCarthy, Jr., President and Chief Executive Officer, stated: "The repurchase program allows us to continue our commitment to shareholder value as we demonstrate our confidence in Parkvale's future prospects."

         Parkvale Financial Corporation is the parent of Parkvale Bank, which has 46 offices in the Tri State area. The Bank had assets of $1.9 billion at May 31, 2005.

                                       END

Contact: Robert J. McCarthy, Jr.                     Timothy G. Rubritz
                  President and CEO                  Chief Financial Officer
                  (412) 373-4815                     (412) 373-4817